Exhibit 99.1

Contact:

Gary S. Titus	Jane M. Green, Ph.D.

Chief Financial Officer 510.731.5373 titus@kosan.com	VP, Corporate Communications 510.731.5335 415.652.4819 (mobile) green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS; PLANS TO INTRODUCE SUPERIOR TANESPIMYCIN FORMULATION IN “TIME” REGISTRATION PROGRAM

New, Enhanced Formulation of Tanespimycin has

Stronger Intellectual Property Profile and Improved Properties

HAYWARD, CA - May 9, 2007-Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter ended March 31, 2007.

Net income was $2.7 million or $0.07 per share, compared to a net loss of $10.6 million or $(0.36) per share in the same period last year. The quarterly net income was primarily a result of $10.7 million in revenues recognized in connection with the Company’s worldwide motilin agonist license agreement with Pfizer Inc., representing the remaining balance of the $12.5 million up-front fee received in December 2006.

Revenues were $12.9 million for the quarter ended March 31, 2007, compared to $3.0 million in the same period in 2006. Revenues consisted of amortization of the up-front fee received as part of the license agreement with Pfizer and contract revenue for development activities under the Roche-Kosan global development and commercialization agreement for epothilones.

Total operating expenses were $11.1 million, including non-cash stock-based compensation expense of $1.1 million, for the quarter ended March 31, 2007, compared to $13.9 million for the same period last year. Research and development expenses were $9.0 million for the quarter ended March 31, 2007, compared to $11.4 million in the same period in 2006. The decrease for the first quarter compared to the same period in the prior year is primarily due to one-time organization related expenses and higher manufacturing expenses for clinical materials in the first quarter of last year, partially offset by increased clinical development and non-cash stock-based compensation expenses and decreased expenses for early stage projects in the first quarter of this year.

General and administrative expenses were $2.1 million for the quarter ended March 31, 2007, compared to $2.6 million in the same period in 2006. The decrease for the first quarter compared to the same period in the prior year was primarily due to one-time organization related expenses in the first quarter of last year, partially offset by an increase in non-cash stock-based compensation expense.

At March 31, 2007, cash, restricted cash and marketable securities totaled $99.1 million, compared to $64.1 million at December 31, 2006. In February 2007, the Company sold 7,000,000 shares of common stock in a registered direct offering. Net proceeds from the offering were approximately $42.3 million after placement agent fees and other offering expenses.

“Kosan had a strong first quarter,” said Robert G. Johnson, Jr., M.D., Ph.D., Kosan’s President and Chief Executive Officer. “We strengthened our financial condition with a successful financing. We plan to pursue a robust and broad-based clinical program for our Hsp90

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inhibitors: tanespimycin, which is moving into registration studies in multiple myeloma, and alvespimycin, which is moving into Phase 2; implement a robust Phase 2 clinical program for KOS-1584; and advance promising preclinical programs, such as our nuclear export inhibitor program, toward clinical development. We believe that we are well-positioned to maintain and build on our leadership in the Hsp90 inhibitor area and we are pleased with our progress and optimistic about our future.”

Introduction of Superior Formulation in Tanespimycin in Myeloma Evaluation (TIME) Program

Kosan’s TIME registration program for tanespimycin in multiple myeloma is close to initiation. The company plans to introduce an improved injectable suspension formulation of tanespimycin that will replace the current Cremophor-based formulation. The tanespimycin injectable suspension has several important advantages that Kosan believes will result in a drug candidate with enhanced therapeutic and commercial potential. These advantages include:

•	Potential for more robust and longer patent protection;

•	Elimination of the need for pre-treatment with steroids and antihistamines to prevent hypersensitivity reactions associated with Cremophor;

•	Smaller volume of infusion resulting in greater ease of preparation and administration, the potential for reduced administration time, greater convenience and comfort for the patient; and

•	Greater solubility and stability, allowing for more cost-effective shipping and more convenient storage.

The planned change to the new formulation will affect the schedule for initiating the TIME program in order to accommodate communication with clinical sites and protocol amendments, which are already underway. Kosan anticipates initiation of the Phase 2/3 TIME-2 trial in patients with relapsed-refractory disease in the third quarter and that the larger Phase 3 TIME-1 trial in patients with first-relapse disease will follow by one or two quarters.

“We are excited about our improved tanespimycin formulation and its potential to be a better, safer, more convenient and more commercially valuable cancer therapeutic,” said Dr. Johnson. “We believe that the benefits of introducing a greatly enhanced product are far greater than the small delay in beginning the TIME program, and that this plan represents our best way forward. We look forward to initiating our TIME registration program in multiple myeloma and our later-stage breast cancer trials of alvespimycin, both of which will be major achievements for our company that will reaffirm our leadership in the Hsp90 inhibitor area, and to initiating a robust Phase 2 program with our epothilone KOS-1584.”

Conference Call and Webcast Today

Kosan will hold a conference call to discuss the Company’s first quarter 2007 financial results today at 1:30 p.m. Pacific / 4:30 p.m. Eastern. To access the live call, please dial 866.383.7998 (US) or 617.597.5329 (international), access code 56712507. Interested parties may listen to the webcast live at http://www.kosan.com by clicking on the “Webcasts” tab under the heading “Investors/Press.” The webcast is also being distributed over Thomson’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson’s individual investor center at http://www.earnings.com or by visiting any of the investor sites in Thomson’s Individual Investor Network. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents, at http://www.streetevents.com. A telephonic replay will be available through May 16, 2007 by dialing 888.286.8010, access code: 93591383. International callers can dial 617.801.6888, access code: 93591383.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development – Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Kosan’s proprietary formulation of tanespimycin (KOS-953) is currently in Phase 1 and 2 clinical trials, primarily for multiple myeloma in combination with Velcade® (bortezomib) and HER2-

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positive metastatic breast cancer in combination with Herceptin® (trastuzumab). In addition, intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, alvespimycin (KOS-1022), are being evaluated in Phase 1 clinical trials.

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-1584 is in Phase 1 clinical trials in patients with solid tumors. Kosan’s epothilone program is partnered with Roche through a global development and commercialization agreement.

For additional information on Kosan Biosciences, please visit the company’s website at www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include but are not limited to the further development and potential safety, efficacy, commercialization, intellectual property profile and other characteristics of Kosan’s product candidates; and initiations of clinical trials and the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the development of Kosan’s product candidates, including the risk that studies may not demonstrate safety and efficacy sufficient to initiate clinical trials, continue clinical development, obtain the requisite regulatory approvals or to result in a marketable product; risks and uncertainties related to the costs of conducting preclinical and clinical studies for Kosan’s product candidates; Kosan’s ability to obtain valid and enforceable patents covering its product candidates; Kosan’s dependence on its collaboration with Roche for development of its epothilone product candidates; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2006 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Total revenues	$12,918	$2,961
Operating expenses:
Research and development	8,990	11,350
General and administrative	2,151	2,559

Total operating expenses	11,141	13,909

Income (Loss) from operations	1,777	(10,948)
Net interest income	967	367

Net income (loss)	$2,744	$(10,581)

Earnings per common share
Basic earnings per share	$0.07	$(0.36)

Diluted earnings per share	$0.07	$(0.36)

Shares used in computing basic earnings per share	39,100	29,403
Shares used in computing diluted earnings per share	39,170	29,403

Condensed Balance Sheets

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Cash, cash equivalents, restricted cash and marketable securities	$99,139	$64,087
Total assets	$106,232	$71,187
Deferred revenue	$8,211	$19,591
Total liabilities	$17,666	$29,433
Total liabilities and stockholders’ equity	$106,232	$71,187
Shares issued and outstanding	42,525	35,390

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